UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2014

SIGNATURE OFFICE REIT, INC.
(Exact name of registrant specified in its charter)

Maryland	000-54248	26-0500668
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092-3365
(Address of principal executive offices)

Registrant's telephone number, including area code: (770) 449-7800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Corporate Office Lease

Effective June 27, 2014, Signature Office Operating Partnership, L.P., a Delaware limited partnership doing business as Signature Office REIT, Inc. (the "Registrant"), entered into an agreement with Wells REF - 6200 The Corners Parkway Owner, LLC to lease 4,221 square feet, or approximately 3%, of an office building located in Norcross, Georgia (the "6200 The Corners Parkway Building") to serve as the Registrant's corporate headquarters. The 6200 The Corners Parkway Building is owned by Wells Real Estate Funds ("WREF"), a former related-party of the Registrant. This lease does not indicate any other business relationship between WREF and the Registrant except one of a landlord and tenant nature. The 41-month lease is expected to commence in August 2014. Following a five-month rental abatement period, annual base rent per square foot will be $17.00 with an annual rent escalation of 3%. In addition to annual base rent, the Registrant is required to reimburse WREF for its pro rata share of all operating costs and real estate taxes that exceed the costs for the base year. Until the aforementioned lease commences, WREF will continue to provide the Registrant a portion of the office space currently used and occupied by WREF, pursuant to the Transition Services Agreement (the “TSA”), at the current monthly rental rate of $4,552.

Amendment to Transition Services Agreement

On June 30, 2014, the Registrant entered into the first amendment to the TSA with WREF (the "Amendment") in order to extend the expiration date of the TSA as it relates to certain transfer agent and client services functions from June 30, 2014 to September 30, 2014. Pursuant to the Amendment, WREF and its affiliates will continue to provide support for the transfer agent and client services functions (as set forth in the Amendment) to the Registrant in exchange for a monthly consulting fee of $6,500 (the "Amended Consulting Fee"). All other transitional services described in the TSA will expire on June 30, 2014, in accordance with its terms. The Amendment will remain in effect until September 30, 2014, unless otherwise terminated in accordance with the terms of the TSA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNATURE OFFICE REIT, INC.

Dated: July 1, 2014	By:	/s/ Glen F. Smith
Glen F. Smith
Senior Vice President and Chief Financial Officer